EXHIBIT 10.2

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of June 1, 2020 (the “Execution Date”) but effective for all purposes as of July 1 , 2020 (the “Effective Date”), is being entered into by and between CONTANGO RESOURCES, INC., a Texas corporation (“Services Provider”), and MID-CON ENERGY PARTNERS, LP, a Delaware limited partnership (“MLP”).  Services Provider and MLP may be referred to collectively as the “Parties” or individually as a “Party.”

RECITALS

A.	Services Provider is a wholly owned subsidiary of Contango Oil & Gas Company, a Texas corporation.

B.

Subject to the terms hereof, MLP desires to have Services Provider perform, and Services Provider desires to perform, the Services (as defined herein) pursuant to and in accordance with the terms of this Agreement; and

C.	Services Provider represents that it is capable of performing the Services for MLP on the terms and conditions set forth herein.

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
definitions and principles of interpretation

1.1	Definitions

As used in this Agreement, the following capitalized terms have the meanings set forth below:

“Additional Service” has the meaning set forth in Section 2.6(b).

“AFE” means an authorization for expenditure for capital expenditures with respect to the Properties.

“Affiliate” means with respect to a Person, any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person or such Person's members, shareholders or unit holders.  For purposes of this definition, (i) “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such individual or entity, whether through ownership of voting securities, by contract or otherwise and (ii) Services Provider shall not be deemed an Affiliate of MLP or any of its Subsidiaries, and none of MLP or any of its Subsidiaries shall be deemed an Affiliate of Services Provider.

“Agreement” has the meaning set forth in the preamble.

“Applicable Contracts” means (a) any existing Contracts disclosed or made available to Services Provider, (b) the Existing Arrangements disclosed or made available to Services Provider, and (c) all other

Contracts entered into by or on behalf of MLP pursuant to the terms of this Agreement.

“Audit Period” has the meaning set forth in Section 3.4(b).

“Bankruptcy” means, with respect to any Person:  (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (c) the expiration of 120 days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such 120-day period.

“Budget” means the estimated cost and expenses to perform the Services under this Agreement for the Term or Renewal Term, as applicable.

“Budget Amendment” has the meaning set forth in Section 3.1.

“Business Day” means any day, other than a Saturday or Sunday, that commercial banks in Houston, Texas and Oklahoma City, Oklahoma are open for business.

“Claims” means all claims, damages, liabilities, losses, demands, liens, encumbrances, cause of action of any kind or nature, obligations, costs, expenses, judgments, interest and awards (including payment of attorneys’ fees and costs of litigation) or amounts, of any kind or character (excluding any fines and penalties), whether created by law, contract, tort, voluntary settlement or otherwise, or under judicial proceedings or otherwise, or conditions in the premises of or attributable to any Person or Persons or any Party, directly or indirectly arising out of, or incident to or in connection with this Agreement, or the performance, defective performance or non-performance of the Services or any obligation under this Agreement.

“Change in Control” means any direct or indirect change in control of a Person (whether through merger, sale of shares or other equity interests, or otherwise), resulting in a change of least 50% or more of the combined voting power of a Person’s then outstanding securities, through a single transaction or series of related transactions, from one or more transferors to one or more transferees. Notwithstanding any provision to the contrary herein, a “Change in Control” shall not be deemed to have occurred if a Person transfers or distributes any securities of the Company or any or all of its assets to any of its Affiliates, subsidiaries, parents, stockholders, members or other interest holders.

“Common Units”  means common units representing limited partner interests in MLP.

“Confidential Information” has the meaning set forth in Section 5.1.

“Conflicts Committee”  has the meaning given to such term in the Third Amended and Restated Agreement of Limited Partnership of MLP dated June 1, 2020.

“Contango” means Services Provider or its Affiliate.

“Contract” means any written or oral: contract; agreement; agreement regarding indebtedness; indenture; debenture; note, bond or loan; collective bargaining agreement; mortgage; license agreement; farmin or farmout agreement; participation, exploration or development agreement; crude oil, condensate or gas purchase and sale, gathering, processing, transportation or marketing agreement; operating agreement; balancing agreement; unitization agreement; facilities or equipment lease; production handling agreement; or other similar contract, but in each case specifically excluding, however, any Lease, right-of-way, permit or other instrument (other than acquisition or similar sales or purchase agreements) creating, evidencing or assigning any interest in any Property that constitutes real property or any other property related to or used or held for use in connection with the operation of any Property.

“Default Notice” has the meaning set forth in Section 4.2(c)(i).

“Direct Charges” has the meaning set forth in Section 3.2(a).

“Due Date” has the meaning set forth in Section 3.2(b).

“Effective Date” has the meaning set forth in the preamble.

“Emergency” has the meaning set forth in Section 2.1(c).

“Excluded Charges” has the meaning set forth in Section 3.2(a).

“Execution Date” has the meaning set forth in the preamble.

“Existing Arrangements” means all gathering, processing, fractionation, transportation, and/or marketing agreements to which MLP (or an Affiliate of MLP) is a party and to which Hydrocarbon production from the Properties is or will be subject.

“Force Majeure” means, with respect to the Party claiming Force Majeure under this Agreement, any natural phenomena that such Party could not reasonably control, or prevent or any human event or a combination of human events that such Party could not reasonably control or prevent, which phenomena or events prevent such Party from performing its obligations under this Agreement.  Force Majeure events shall include the following: (a) a failure of performance of any Third Party, (b) acts of a public enemy, war or threat of war (declared or undeclared) occurring in or involving the United States, revolution, riot, rebellion, insurrection, military or usurped power, state of siege, declaration of a state of emergency or martial law (or any of the events or circumstances that will or may result in the declaration of a state of emergency or martial law), civil commotion, act of terrorism, vandalism or sabotage (in each case occurring in or involving the United States), embargo or blockade, declaration of public calamity (or any of the events or circumstances that will or may result in the declaration of public calamity); (c) politically motivated or otherwise widespread strikes, suspensions, interruptions, work slow-downs or other labor disruptions; (d) explosions, chemical or radioactive contamination or ionizing radiation; (e) air crashes, objects falling from aircraft not otherwise attached to a parachute, pressure waves caused by aircraft or aerial devices traveling at supersonic speed; or (f) epidemics (provided, however, that Services Provider represents that, as of the Effective Date, its ability to provide the Services is not currently limited in any material respect as a result of the current novel corona virus (COVID-19)), meteorites, fire, lightning, earthquake, cyclone, hurricane, flood, or other unusual or extreme adverse weather or environmental condition or action of the elements.  A Party’s inability economically to perform its obligations hereunder does not constitute an event of Force Majeure.

“GAAP” means United States generally accepted accounting principles.

“General Partner”  means Mid-Con Energy GP, LLC, a Delaware limited liability company.

“Governmental Authority” means any federal, state, county, parish, municipal or other governmental subdivision, or any court or any governmental department, commission, board, bureau, agency or other instrumentality of any federal, state, county, municipal or other governmental subdivision within the United States with authority over the Parties and subject matter in question.

“Hydrocarbons” means oil, gas, casinghead gas, drop gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indemnified Party” has the meaning set forth in Section 8.2(a).

“Indemnifying Party” has the meaning set forth in Section 8.2(a).

“Initial Term” has the meaning set forth in Section 4.1.

“Invoice” has the meaning set forth in Section 3.2(b).

“Law” means any applicable statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Authority, including the Occupational Safety and Health Administration, the Environmental Protection Agency, the U.S. Federal Energy Regulatory Commission, the U.S. Department of Transportation and the Department of Homeland Security.

“Leases” means the oil and gas leases owned by MLP, together with any overriding royalty interests, mineral fee interests, working interests, net profits interests, carried interests, operating interests, reversionary interests or other estates, and all other right, title and interest of MLP in and to the leasehold estates created thereby and subject to the terms, conditions, covenants and obligations set forth in the applicable instruments

“Marketing Services” has the meaning set forth in Section 6.1(a).

“MLP” has the meaning set forth in the preamble.

“MLP Indemnified Party” has the meaning set forth in Section 8.1(a).

“Modification” has the meaning set forth in Section 6.1(b).

“Month” means a period of time beginning at 12:01 a.m., Central Time (adjusted for Central Daylight Time) on the first day of a Month and ending immediately prior to 12:01 a.m., Central Time on the first day of the next succeeding Month.

“Monthly Services Fee” has the meaning set forth in Section 3.2(a).

“Operating Agreements” means the joint operating agreements, unit operating agreements and similar operating agreements burdening or relating to the Properties under which Services Provider serves as the “Operator” for the benefit of MLP and the other working interest owners party thereto.

“Overdue Rate” means the rate per annum equal to the lesser of (i) 4% plus the prime rate specified under the caption “Money Rates” in the Wall Street Journal on the date that the applicable payment was required to have been made and (ii) the maximum rate permitted by applicable Laws.

“Party” or “Parties” has the meaning set forth in the preamble.

“Person” means any individual, firm, corporation, trust, partnership, limited liability company, association, joint venture, other business enterprise or Governmental Authority.

“Properties” means, collectively, the Leases, Units and Wells owned by MLP or its Subsidiaries as of the Effective Date and all other Leases, Units and Wells, or any interests therein, acquired by or on behalf of MLP during the Term that Services Provider has agreed in writing to provide Services with respect thereto.

“Reasonable and Prudent Services Provider” has the meaning set forth in Section 2.2.

“Renewal Term” has the meaning set forth in Section 4.1.

“Resigning Directors” means C. Fred Ball, Jr., John W.  Brown, Peter A. Leidel, Charles R. Olmstead, Jeffrey R. Olmstead and Cameron O. Smith.

“Resigning Directors Released Parties” has the meaning set forth in Section 8.4.

“Service Charges” has the meaning set forth in Section 3.2(a).

“Services” means the services, functions and tasks of Services Provider as set forth in the Services Schedule, subject to the exceptions set forth on that Services Schedule.

“Services Provider” has the meaning set forth in the preamble.

“Services Provider Indemnified Party” has the meaning set forth in Section 8.1(b).

“Services Schedule” means the schedule of services attached hereto as Exhibit A, as amended from time to time in accordance with Section 2.6.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity, whether incorporated or unincorporated, of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, (b) if a partnership (whether general or limited), a general partner interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (c) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses.

“Surface Contracts” means all permits, licenses, servitudes, easements, fee surface, surface leases, other surface rights and rights-of-way related to the use or operation of the Properties owned or acquired by MLP with respect to the operation of the Properties.

“Term” has the meaning set forth in Section 4.1.

“Termination Payment” has the meaning set forth in Section 3.2(a).

“Third Party” means any Person that is not a Party or an Affiliate of a Party.

“True-Up Statement” has the meaning set forth in Section 3.2(b).

“True-Up Statement Due Date” has the meaning set forth in Section 3.2(b).

“TSA” has the meaning set forth in Section 2.5(c).

“Units” means all rights, interests in, under or derived from all unitization, spacing, communitization and pooling orders, declarations and agreements in effect with respect to any of the Leases and the units created thereby

“Well” means all oil and gas wells located on any of the Leases or Units together with the other Hydrocarbon, water, observation, CO2, disposal and injection wells owned or controlled by MLP or its Subsidiaries.

1.2	Certain Rules of Interpretation

In this Agreement:

(a)

The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b)

Unless otherwise specified in this Agreement or the context otherwise requires: (i) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular and the singular shall include the plural; (iii) all Preamble, Recital, Article, Section, clause and Exhibit references used in this Agreement are to the preamble, recitals, articles, sections, clauses, schedules and exhibits to this Agreement; (iv) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” (v) the terms “date hereof” and “date of this Agreement” mean the date first written above; (vi) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (vii) (A) any reference to “days” means calendar days unless Business Days are expressly specified and (B) any reference to “months” or “years” shall mean Months or calendar years, respectively, in each case unless otherwise expressly specified; (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and (ix) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP.

(c)

Unless otherwise specified in this Agreement, any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.

(d)

Unless otherwise specified in this Agreement or the context otherwise requires, all references to any (i) statute in this Agreement include the rules and regulations promulgated thereunder and all applicable, guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority, and (ii) Law in this Agreement shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or during the applicable period of time.

(e)

Unless otherwise specified in this Agreement, all references in this Agreement to (i) any contract, other agreement, document or instrument (excluding this Agreement) mean such contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference, and (ii) this Agreement mean this Agreement as amended, supplemented or otherwise modified from time to time in accordance with its terms.

(f)

With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

Article 2
performance of services

2.1	Services; Procurement of Goods and Services; Meetings
(a)

During the Term, Services Provider shall provide (directly or through its Affiliates) to MLP or its Subsidiaries, or, with the prior written approval of MLP, shall cause another Person to provide to MLP or its Subsidiaries, the Services set forth on Exhibit A hereto.

(b)

To the extent that Services Provider is permitted to arrange for contracts with any Third Party for goods or services in connection with the provision of Services, Services Provider shall use commercially reasonable efforts (i) to obtain such goods and services at rates competitive with those otherwise generally available in the area in which services or materials are to be furnished, and (ii) to obtain from such Third Party such customary warranties and guarantees as may be reasonably required with respect to the goods and services so furnished.

(c)

Services Provider shall take any and all actions as appropriate for a Reasonable and Prudent Services Provider (as defined herein) in response to an imminent emergency relating to the Properties that may endanger property, lives or the environment and requires immediate action to address such dangers (each such event, an “Emergency”). In such event, Services Provider may take such steps and incur such costs and expenses that, in Services Provider’s reasonable opinion, are required to deal with such Emergency as a Reasonable and Prudent Services Provider, including the safeguarding of life, property and the environment.  In such event, Services Provider shall use commercially reasonable efforts to notify MLP of the existence or occurrence of such an Emergency as soon as reasonably practicable after the occurrence of such Emergency, but in any event within twenty-four (24) hours of its being put on notice of such Emergency, setting forth the nature of the Emergency, the corrective action taken or proposed to be taken, and the actual or estimated cost and expense associated with such corrective action

(d)

Notwithstanding anything to the contrary, nothing shall require Services Provider to (i) other than with respect to the reports, financial information and other information to be provided by Services Provider under the express terms hereunder (including such reports and information identified on Exhibit B hereto), provide records, financial information, or other information which is not kept or reported by Services Provider in connection with its respective assets in the ordinary course of business, (ii) except to the extent necessary to perform the Services and without limiting MLP’ rights and remedies in Section 4.2, hire any new employees or retain any existing employees, or (iii) advance its own funds in the performance of the Services.

(e)

Representatives of Services Provider and MLP shall meet telephonically, or otherwise at a mutually agreeable location, no less than once per Month on a mutually agreeable day and time to discuss the Services performed by Services Provider, the past, current or future operation and development of the Properties and/or any other matters with respect to the Properties or the business of MLP reasonably requested by MLP.

2.2	General Standard of Performance

In performing the Services, Services Provider shall provide (and, to the extent applicable, cause another Person to provide) the Services, subject to the limitations and restrictions set forth in this Agreement, (a) using no less than a reasonable level of care in accordance with standards in the oil and gas industry for performing services similar in scope and nature to the Services; (b) in a timely manner; (c) using at least the same level of care, quality, timeliness and skill in providing the Services as Services Provider’s past practice in performing like services in connection with its and its Affiliates’ respective assets; (d) in accordance with the terms of this Agreement and its obligations hereunder; (e) in material compliance with the terms of all applicable Leases, Applicable Contracts, Surface Contracts, and similar agreements affecting the Properties and/or this Agreement, and (f) in compliance with all Laws (performance in accordance with clauses (a) through (f) of this Section 2.2 is referred to herein as acting as a “Reasonable and Prudent Services Provider”).

2.3	Limitation on Services and Services Provider’s Authority
(a)

Subject to MLP’s compliance with its obligations under this Agreement, Services Provider shall not incur any liens, encumbrances or charges upon or against any of the Properties arising from the provision of Services or materials under this Agreement except for inchoate liens and customary liens in favor of service providers, incurred in the ordinary course of business, or as expressly approved or consented to in writing by MLP.

(b)

If Services Provider or any of its Subsidiaries or Affiliates used or licensed intellectual property owned by any Third Party immediately prior to the Effective Date that Services Provider deems necessary (in its sole discretion) to perform the Services, Services Provider shall, at MLP’s cost, maintain any such licenses and authorizations solely to the extent necessary to authorize Services Provider’s continued use of such intellectual property (directly or indirectly) in performing the Services; provided, however, with respect to intellectual property not used or licensed by Services Provider or any of its Subsidiaries or Affiliates immediately prior to the Effective Date, Services Provider shall not be obligated to secure or otherwise obtain any such licenses or authorizations from any Third Party.

(c)

Neither Services Provider nor any Affiliate of Services Provider shall be deemed to have any direct or indirect ownership interest in the Properties (or in any equipment, materials and other property related thereto and purchased by MLP either directly or on behalf of MLP by Services Provider or any of its Affiliates) by virtue of its role as “Services Provider” hereunder or as a result of the terms of this Agreement.

(d)	Notwithstanding anything herein to the contrary, without the prior written consent of MLP, Services Provider shall not:
(i)	cause or direct MLP to enter into any Contract (or make any material modifications, amendments or extensions thereto) (i) with any Affiliate of Services

Provider or (ii) with any Third Party, to the extent any such Third-Party Contract is likely to result in annual obligations of MLP in excess of $100,000, in the aggregate;

(ii)	cause or direct MLP to incur or guarantee any indebtedness for borrowed money;

(iii)

unless otherwise permitted under this Section 2.3, encumber, hypothecate, mortgage, burden, or otherwise impair the Properties in any respect, or do any act  that has the natural and foreseeable consequence of causing any of the foregoing;

(iv)

sell, assign, transfer, surrender or relinquish or farm out the Properties with a fair market value reasonably estimated by Services Provider to exceed $100,000 excluding (i) the sale of equipment no longer used or useful in connection with the operation of the Properties, and (ii) the sale or marketing of Hydrocarbon production attributable to Properties consistent with the terms of this Agreement;

(v)	purchase or acquire for MLP’s account any additional interests of any kind in oil, gas or other minerals for a cash purchase price or any other consideration in excess of $50,000;

(vi)

propose any operation reasonably expected to cost MLP in excess of (i) $50,000 on any individual operation or (ii) $150,000 in the aggregate for all operations proposed by Services Provider in any Month;

(vii)

approve any individual AFE or similar request under any Contract (other than those required under the terms of any Contract) which would reasonably be estimated to require expenditures in excess of (i) $50,000 on any individual operation or (ii) $150,000 in the aggregate for all AFEs or similar requests in any Month;

(viii)

terminate or voluntarily relinquish any material permit from any Governmental Authority in respect to the Properties or participate in or acquiesce to any material variation or cancellation of the same;

(ix)

make any regulatory or other filings of any kind with any Governmental Authority that could reasonably be expected to materially adversely affect MLP’s ownership or use of, and the ability to operate, the Properties, except as required by applicable Laws;

(x)

abandon Wells, dismantle or decommission material personal property, close pits located on the real property that comprises the Properties or restore the surface of such Wells, personal property and pits, except as required by applicable Laws or Contracts;

(xi)

settle any litigation or arbitration with respect to MLP or the Properties which requires payment for which MLP is responsible in an amount greater than $50,000 or results in any ongoing adverse liability of such amount to MLP;

(xii)

unless otherwise permitted under this Section 2.3, voluntarily waive or release any material right that could reasonably be expected to materially adversely affect MLP’s ownership or use of, and the ability to operate, the Properties or waive, release, assign, compromise, or settle any material right or claim with respect to any of the Properties;

(xiii)	make any affirmative non-consent election with respect to the Properties relating to any individual operation requiring expenditures in excess of $50,000, net to MLP’s interest;

(xiv)	elect to relinquish any Lease or otherwise decline to pay lease maintenance or shut-in payments that would maintain a Lease during the pendency of non-production;

(xv)	enter into, modify or terminate any hedging obligations with respect to the Properties or MLP; or

(xvi)	commit to do any of the foregoing.

2.4	Insurance

During the Term and for so long as Services Provider is providing the Services, Services Provider shall carry and maintain insurance coverages for the benefit of MLP with respect to the Services of at least the types and amounts as were carried by Services Provider immediately prior to the Effective Date, including designating MLP and its Subsidiaries as additional insured and loss payee so that said insurance be made to extend to and protect MLP and its Subsidiaries to the same extent Services Provider is covered relative to the Services provided under this Agreement. All such insurance shall provide that Services Provider’s insurers waive their right of subrogation against MLP and its Subsidiaries. Notwithstanding the foregoing, nothing herein shall obligate Services Provider to post, replace, supplement or otherwise obtain any bond, letter of credit or guarantee with respect to any of the Properties, or incur or otherwise bear any cost or expense in connection therewith.

2.5	Access and Information
(a)

With respect to each Service provided hereunder and to the extent applicable, MLP shall grant, and cause its Subsidiaries to grant, to the personnel and representatives of Services Provider reasonable access during normal business hours to their respective locations, systems, records and information as reasonably necessary for Services Provider to perform its obligations hereunder.  When on the property owned or controlled by MLP, or when given access to any systems, software or networks owned or controlled by MLP, Services Provider shall: (a) comply with applicable policies and procedures concerning health, safety, security, data privacy, confidentiality and data security; (b) comply with MLP’s directions from time to time relating to such access; (c) not commit waste or damage to MLP’s property or systems; (d) not make material changes or improvements to such property or systems without MLP’s prior written consent; and (e) permit its personnel to be appropriately supervised, directed and/or accompanied during such access as requested by MLP; provided, however, that in each such case: (i) the access of Services Provider shall not unreasonably interfere with any of the business or operations of MLP; and (ii) in the event that MLP reasonably determines that providing such access could be commercially detrimental, violate any Law or agreement or waive any attorney-client privilege, then the Parties shall promptly use commercially reasonable efforts to permit such access in a manner that avoids any such harm or consequence.

(b)

For each Service, if requested by MLP, Services Provider shall deliver to MLP, to the extent reasonably available, as soon as reasonably practicable, all information received, stored or created for the benefit of MLP in the form in which it exists, whether in electronic and/or hard copy form as may be reasonably requested.

(c)

Services Provider shall grant to the personnel and representatives of MLP reasonable access during normal business hours to its respective locations, systems, records and information as reasonably requested by MLP to facilitate the orderly transition of operatorship contemplated by the Transition Services Agreement, dated as of June 1, 2020, by and between Mid-Con Energy Operating, LLC, and MLP (the “TSA”).  When on the property owned or controlled by Services Provider, or when given access to any systems, software or networks owned or controlled by Services Provider, MLP shall (and shall direct its Subsidiaries and its and their representatives to): (a) comply with applicable policies and procedures concerning health, safety, security, data privacy, confidentiality and data security; (b) comply with Services Provider’s reasonable directions from time to time relating to such access; (c) not commit waste or damage to Services Provider’s property or systems; (d) not make material changes or improvements to such property or systems without Services Provider’s prior written consent; (e) permit its personnel and representatives to be appropriately supervised, directed and/or accompanied during such access as requested by Services Provider; provided, however, that in each such case: (i) the access of MLP shall not unreasonably interfere with any of the business or operations of Services Provider; and (ii) in the event that Services Provider reasonably determines that providing such access could be commercially detrimental, violate any Law or agreement or waive any attorney-client privilege, then the Parties shall promptly use commercially reasonable efforts to permit such access in a manner that avoids any such harm or consequence.

2.6	Changes to Services; Additional Services
(a)

MLP may, upon written notice to Services Provider, request reasonable changes and/or modifications in the manner in which a Service is performed (e.g., frequency, schedule, delivery methods).  Services Provider agrees that it will not unreasonably withhold, condition or delay its consent to any such requests for reasonable changes and/or modifications, provided that MLP agrees to pay or reimburse Services Provider for any increase in costs attributable to such changes and/or modifications.  To the extent the Parties mutually agree on the scope and applicable terms of any such changes and/or modifications, and any increase in costs relating thereto, Services Provider shall implement such changes and/or modifications as agreed (and if the implementation timeline is not explicitly agreed, each Party shall use commercially reasonable efforts to implement such changes and/or modifications in a timely manner) and prepare a Budget Amendment, if applicable, to reflect such changes.

(b)

During the Term, MLP may request Services Provider to perform, or cause to be performed, a service that is not included on Exhibit A (an “Additional Service”) by delivering to the Services Provider a written communication requesting such Additional Service and proposing the modification to the Monthly Services Fee for such Additional Service.  The Parties will discuss in good faith any such request and, if following such good faith discussions, the Parties mutually agree that such Additional Service should be provided, and agree upon the modification to the Monthly Services Fee, the Parties shall amend the Services Schedule and the Budget by the addition of such specification based on agreed terms, and such Additional Service shall thereupon be a Service for all purposes hereunder.

2.7	Cooperation; Relationship of the Parties
(a)

The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services and payment for such Services; provided, however, that this Section 2.7(a) shall not be construed as limiting a Party’s rights under this

Agreement, and, for the avoidance of doubt, shall not obligate a Party to agree to changes to the Services or the Budget.
(b)

Each Party (including its employees) shall act solely as an independent contractor of the other Party.  Neither Party nor its representatives are an employee, officer, agent, partner, business representative or legal representative of, or joint venturer with, the other Party.  Except as expressly provided herein, (i) neither Party has authority to assume any obligation on behalf of the other Party and neither Party shall hold out to Third Parties that it has any authority to do so or take any action that might mislead or confuse Third Parties in this regard, and (ii) nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind or commit any other Party.

2.8	Certain Conditions of Service
(a)

All personnel involved in the provision of Services by Services Provider or its Affiliates or contractors shall be responsible to Services Provider.  The selection of such employees and contractors, and their hours of labor, shall be determined by Services Provider.  Subject to, and without limiting MLP’s rights and remedies in, Section 4.2, Services Provider shall have the right to hire or dismiss full time or part time personnel for any position with respect to the Services.

(b)

Notwithstanding anything herein to the contrary, all matters pertaining to the employment, supervision, compensation, promotion and discharge of any personnel of Services Provider or its Affiliates are the responsibility of Services Provider and its Affiliates.  All such employment arrangements are solely Services Provider’s and its Affiliates’ obligations (including the payment of salaries and employee benefits with respect to such personnel).

(c)

Notwithstanding anything herein to the contrary, MLP and Services Provider acknowledge that employees of Affiliates of Services Provider may assist Services Provider in providing the Services hereunder in accordance with the terms hereof and the Budget.

2.9	Notices to Third Parties

Services Provider and MLP shall send notices as are reasonably necessary to cause (a) buyers of Hydrocarbons from the Properties to continue to remit the proceeds of such production and (b) co-owners of Properties on which Services Provider provides Services or a designated successor operator takes over operations, as applicable, to continue to remit cash calls and billings to Services Provider for the benefit of MLP during the Term.

Article 3
PAYMENT; INVOICE

3.1	Budget; Approval of Budget Amendments

MLP shall have the right to deliver to Services Provider a proposed Budget no later than ten (10) Business Days prior to the Effective Date. The Budget shall be subject to Services Provider’s review and comment and, unless otherwise expressly acknowledged by the Parties in writing, shall be non-binding on Services Provider and any of its Affiliates and Subsidiaries; provided, however, that the Services Provider shall deliver written notice to MLP as soon as reasonably practicable upon its determination that the costs of the Services for any period will exceed the Budget by five percent (5%) or more. At any time following the approval of the Budget by the Parties, Services Provider or MLP may propose written amendments to the Budget for approval by MLP (a “Budget Amendment”) if either Party believes in good faith that the Budget no longer reflects the actual costs and expenses that will be incurred by Services Provider or its Affiliates or permitted contractors, as applicable, to provide the Services in any given Month.  MLP shall have ten (10) days from receipt of a Budget Amendment to approve or reject such Budget Amendment in whole or in part.  Any part of any Budget Amendment which is rejected shall either be deleted or resubmitted at the direction of MLP.  Services Provider shall then have ten (10) days to resubmit (if it so elects) any Budget Amendment for approval.  MLP shall have five (5) days from the date the Services Provider resubmits any such Budget Amendment for approval to approve or reject such re-submitted Budget Amendment.  Failure of MLP to timely respond to any proposed Budget Amendment shall be deemed to be a rejection of such Budget Amendment. For the avoidance of doubt, neither Party is obligated to accept a Budget Amendment such Budget Amendment shall not bind Services Provider unless expressly agreed to in writing.

3.2	Payment for Services; Invoice
(a)

During the Term, MLP shall (i) pay Services Provider a total of $333,333.00 per Month for each Month (the “Monthly Services Fee”) for which the Services are provided pursuant to the terms of this Agreement, with such Monthly Services Fee covering, among other things, actual salaries, wages and employee benefits, including discretionary bonus payments with respect to the performance of the Properties, paid by Services Provider to employees and personnel of Services Provider or its Affiliates or permitted contractors in proportion to the percentage of such employee’s and personnel’s time that is dedicated to the provision of the Services in accordance with the terms and conditions of this Agreement, (“Service Charges”); (ii) without duplication to any amounts payable or reimbursements for costs charged under any Operating Agreement, reimburse Services Provider for all costs and expenses incurred by Services Provider and solely and directly attributable to the provision of the Services for any Month (or any portion thereof) and not otherwise Service Charges, including all amounts incurred by Services Provider in favor of Third Parties and attributable to Services Provider’s performance of the Services, together with any amounts incurred by or for the benefit of MLP (whether directly by MLP or by Services Provider on MLP’s behalf) but excluding normal lease operating expenses and amounts payable under Operating Agreements and Applicable Contracts (collectively, “Direct Charges”); (iii) on or prior to the expiration of ten (10) Business Days following the Effective Date, issue in favor of Services Provider Warrants to acquire Common Units of MLP, on terms consistent with that certain Term Sheet on or about the date of this Agreement and in form otherwise reasonably satisfactory to Services Provider; and (iv) upon the termination of this Agreement an amount equal to the product of (A) the number of Months in which the Term was in effect and (B) $166,666.66 (the “Termination Payment”), provided, however, that (x) MLP shall have no obligation to pay the Termination Payment in the event this Agreement is terminated by MLP in accordance with Sections 4.2(b) or Section 4.2(c) and (y) the Termination Payment shall not exceed $2,000,000.

(b)

No later than five (5) days prior to the beginning of each Month, Services Provider shall tender to MLP an invoice setting forth a good-faith estimate of the Direct Charges and the Service Charges for Services provided by Services Provider to MLP for such Month (the “Invoice”).  The Invoice shall include supporting documentation, information and good-faith estimated calculations that substantiate the costs and expenses described in the Invoice. MLP shall pay in full the undisputed amounts set forth in the Invoice on or before the thirtieth (30th) day following receipt of the Invoice by MLP (the “Due Date”); provided, however, if the Due Date is on a Saturday, Sunday or a federal holiday, the Due Date shall be the succeeding Business Day. No later than forty-five (45) days following the end of Month with respect to such Invoice, Services Provider shall tender to MLP a statement (the “True-Up Statement”) reflecting the actual Direct Charges and the Service Charges for Services provided by Services Provider to MLP for such Month and the Parties shall true up the difference between the Invoice and the True-Up Statement in accordance with the following: (i) if the true-up amount is positive, MLP shall pay to Services Provider such difference, and (ii) if the true-up amount is negative, Services Provider shall credit MLP such difference. All amounts due with respect to the True-Up Statement shall be paid or credited, as applicable, within ten (10) days’ receipt by MLP of the True-Up Statement (the “True-Up Statement Due Date”). The Invoice and True Up Statement shall not include normal lease operating expenses and amounts payable under Operating Agreements and Applicable Contracts.

(c)

MLP may object in good faith to any Invoice or True-Up Statement (or any portion thereof) at any point up to and including the Due Date and the True-Up Statement Due Date, as applicable.  If MLP desires to make such an objection, it must provide written notice of such objection to Services Provider with such notice describing the dispute in reasonable detail, including any alleged errors in charges and attaching written documentation to reasonably support such objection.  The Parties shall work together in good faith to resolve any dispute regarding an Invoice; provided, if the Parties fail to agree on the existence or amount of any such adjustment within thirty (30) days following Services Provider’s receipt of MLP’s written notice delivered pursuant to this Section 3.2(c), the Parties  may submit the dispute to an independent third-party regionally or nationally recognized auditing firm that is mutually agreeable to the Parties. The Parties shall cooperate with such auditing firm and each Party shall provide access to its books and records as may be reasonably necessary to permit a determination by such auditing firm. The resolution by such auditing firm shall be final and binding on the Parties.

(d)

If any undisputed amount due under an Invoice or True Up Statement remains unpaid for more than sixty (60) days following MLP’s receipt of such Invoice or True Up Statement, Services Provider shall have the right to immediately suspend or discontinue Services hereunder until any such undisputed past-due amount is paid in full.

(e)

If MLP fails to pay the undisputed amount of any Invoice or True Up Statement within sixty (60) days after MLP’s receipt of such Invoice or True Up Statement, interest on such amounts will accrue from the Due Date or the True-Up Statement Due Date, as applicable, through, and including, the date MLP actually makes payment for the undisputed amount, at the Overdue Rate.

(f)	All references in this Agreement to an “undisputed amount” mean amounts that are not disputed in good faith in accordance with the procedures set forth in Section 3.2(c).
3.3	Limitation on Charges

The Parties acknowledge that MLP shall not be required to pay for or reimburse Services Provider for any fees, costs or expenses except as provided in Section 3.2.

3.4	Audits
(a)	MLP shall have the right to audit costs, expenses and fees charged to MLP and other accounting records prepared or maintained by Services Provider under this Agreement.
(b)

Upon not less than five (5) Business Days’ prior written notice to the Services Provider, MLP shall have the right to audit (or cause to be audited) the Services Provider’s books and records maintained during the Term (the “Audit Period”).  MLP shall provide Services Provider a written notice of any Claims for all discrepancies disclosed by said audit and related to the Audit Period.  The cost of each such audit shall be borne pro rata between the Parties with each Party being responsible for such cost to the extent that the audit indicates an adjustment payable by such Party in proportion to the aggregate adjustments resulting from such audit.  Any such audit shall be conducted in a manner reasonably designed to limit inconvenience and disruption to the operations of the Services Provider.  Unless otherwise mutually agreed, any audit shall be conducted at the principal office of the Services Provider or at such other place as the books and records of the Services Provider related to the Services are maintained.

(c)

At the conclusion of an audit, the Parties shall endeavor to settle outstanding matters expeditiously.  To this end, MLP will make a reasonable effort to prepare and distribute a written report to the Services Provider as soon as reasonably practicable and in any event within thirty (30) days after the conclusion of an audit under this Section 3.4(c).  The report shall include all Claims arising from such audit together with comments pertinent to the operation of the accounts and records.  Services Provider shall make a reasonable effort to reply to the report in writing as soon as possible and in any event no later than thirty (30) days after delivery of the report.

(d)

All adjustments resulting from an audit agreed to between the Parties shall be reflected promptly in Services Provider’s books and records.  If any dispute shall arise in connection with an audit, it shall be reported to and discussed by the Parties within thirty (30) days.

(e)

MLP and its Affiliates (and any of their respective representatives and agents) shall have the right at any reasonable time to inspect and/or observe Services Provider’s performance of the Services; provided that any such inspections or observations shall be conducted in a manner as to not interfere with the operations of Services Provider or its Affiliates.

Article 4

TERM AND TERMINATION

4.1	Term

The term of this Agreement shall commence on the Effective Date and, unless sooner terminated as provided herein, shall remain in full force and effect for a period of one (1) calendar year after the Effective Date (the “Initial Term”). At the end of the Initial Term, the Agreement will automatically renew for successive one-year terms (each, a “Renewal Term” and together with the Initial Term, the “Term”) until terminated by either Party not less than ninety (90) days prior to the end of the Initial Term or the Renewal Term, as applicable, in accordance with the terms of this Article 4. Termination or cancellation of this Agreement shall not relieve either Party from any obligation accruing or accrued prior to the date of such termination.

4.2	Termination. This Agreement may be terminated upon written notice to the other Party as follows:
(a)	by either Party, upon the Bankruptcy of such other Party;
(b)	by MLP, upon an action constituting gross negligence or willful misconduct on the part of Services Provider in connection with the performance of the Services;
(c)	by either Party, upon a material default by the other Party of its covenants or obligations under this Agreement, if:
(i)

such material default is capable of being cured, and such material default is not cured within fifteen (15) days after delivery by the non-defaulting Party of written notice (a “Default Notice”); provided, however, that if such material default cannot be cured within such fifteen (15) day period, the defaulting Party shall have up to thirty (30) days from receipt of such Default Notice to cure such material default if such material default is capable of being cured within such period and the defaulting Party proceeds diligently to cure such material default; or

(ii)

such material default is not capable of being cured, and such material default resulted from a material breach by the defaulting Party in the performance of any of its covenants or obligations under this Agreement.

(d)	by either Party upon a Change in Control or the sale of all or substantially all of the assets of MLP or any of its Subsidiaries.
(e)

Notwithstanding anything herein to the contrary, the Parties may terminate any Service by mutual written agreement at any time and this Agreement shall terminate upon its having been terminated with respect to all Services.

4.3	Effect of Termination

Notwithstanding anything to the contrary in this Agreement, Article 1, Article 3, this Section 4.3, Article 5, Article 8 and Article 9 shall survive any termination of this Agreement.  Termination of this Agreement (either as a whole or with respect to any Service) for any reason by any Party shall not relieve the Parties of any obligation which accrued prior to such termination.

Article 5

CONFIDENTIAL INFORMATION

5.1	Confidential Information

Each Party agrees that the specific terms and conditions of this Agreement and any information conveyed or otherwise received by or on behalf of a Party in conjunction herewith, whether furnished on or after the date hereof, whether oral or written, and regardless of the manner in which it is furnished, including all copies, reproductions, summaries, analyses or extracts that contain such information (“Confidential Information”), shall be subject to the confidentiality provisions (and exceptions thereto) set forth below:

(a)

MLP and its Affiliates, on the one hand, and Services Provider and its Affiliates, on the other hand, shall not use (except for the purposes of fulfilling each Party’s obligations under this Agreement) or permit the use of, and shall keep, and shall cause their respective representatives to keep, confidential, for a period of two years following termination of this Agreement, all Confidential Information, whether oral or written, concerning the other Party in their possession, their custody or under their control to the extent such Confidential Information (i) is obtained in the course of performing services for the other Party pursuant to this Agreement or (ii) is based upon or is derived from information described in the preceding clause (i), and each Party shall not (without the prior written consent of the other) otherwise release or disclose such Confidential Information to any other Person, except such Party’s representatives or Affiliates, in each case who have a need to know such information and who are bound by confidentiality obligations at least as restrictive as this Section 5.1.  Each Party shall exercise the same care with the other Party’s Confidential Information as it takes to preserve confidentiality for its own similar information.  This Section 5.1 shall not apply to, and Confidential Information does not include, information (A) that has been in the public domain other than as a result of disclosure by the receiving Party or its Affiliates or representatives, (B) that was available to the receiving Party on a non-confidential basis prior to its disclosure under this Agreement, (C) that has been later lawfully acquired from other sources by the receiving Party (provided that such source is not and was not bound by a confidentiality agreement), (D) the use or disclosure of which is permitted by this Agreement or (E) that the receiving Party has agreed in writing may be so used or disclosed.

(b)

If either Party or any of its Affiliates determines that it is required to disclose pursuant to applicable Law, or receives any demand under lawful process or from any Governmental Authority to disclose or provide, Confidential Information of the other Party (or of its Affiliates) that is subject to the confidentiality provisions of Section 5.1(b), such Party shall promptly notify the other Party prior to disclosing or providing such Confidential Information and shall cooperate at the expense of Services Provider in seeking any reasonable protective arrangements or other remedies requested by such other Party.  Subject to the foregoing, the Person that received such request may thereafter disclose or provide such information if and to the extent required by such Law or by lawful process or such Governmental Authority; provided, however, that the Person shall only disclose such portion of the information as is reasonably required to be disclosed or provided.

(c)

If a Party so requests in writing, the other Party shall, unless otherwise required by Law, promptly return or destroy all Confidential Information of the requesting Party in its possession and direct each of its representatives to promptly return or destroy all Confidential Information of the requesting Party in its possession.  Notwithstanding the foregoing, such Party and its representatives may each retain copies of the Confidential Information for legal retention purposes or to maintain a record of the extent of disclosure hereunder and may retain electronically archived copies.  Confidential Information so retained shall remain subject to the terms of this Agreement.

Article 6
marketing services

6.1	Marketing Services
(a)

At the direction of MLP, Services Provider shall gather, process, fractionate, transport, and market all Hydrocarbon production from the Properties (collectively, the “Marketing Services”).  In performing the Marketing Services, Services Provider shall (i) use commercially reasonable efforts to sell and market production from the Properties for the best available price and (ii) perform such Marketing Services as a Reasonable and Prudent Services Provider in accordance with prevailing industry standards and customs.

(b)

Subject to MLP’s prior written consent, Services Provider shall have the right to amend, modify, or supplement the Existing Arrangements set forth on Schedule 6.1(b) hereto, to the extent necessary as determined by Services Provider in its good faith discretion (each, a “Modification”), so long as such Modification is consistent with (A) the reasonable and prudent operation of the Properties, (B) prevailing industry standards and practices for processing, transportation and marketing contracts in or around the Properties. Within five (5) Business Days after executing any Modification to any Existing Arrangement, Services Provider shall provide MLP with a copy of such Modification.

(c)

Title to all Hydrocarbon production from the Properties will remain in MLP at all times while Services Provider is providing Services hereunder. Services Provider acknowledges and agrees that all funds and revenues received by Services Provider for MLP’s production from the Properties shall remain the sole property of MLP.

(d)	In addition to any information or reports described on Exhibit B, Services Provider shall promptly upon receipt or preparation provide to MLP all reports, notices and information

(i) prepared in the ordinary course of business by Services Provider (as such reports and information are produced or compiled) relating to the production being gathered, processed, fractionated, transported, or marketed hereunder on behalf of MLP, and (ii) received by Services Provider from any counterparty under any Existing Arrangement.

Article 7
FORCE MAJEURE

7.1	Non-performance

If a Party to this Agreement is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than obligations to make money payments, that Party shall give the other Party prompt written notice of the Force Majeure with reasonably full particulars and the obligations of the Party giving notice, so far as they are affected by Force Majeure, shall be suspended during and to the extent of, but no longer than, the continuance of the Force Majeure event.

7.2	Duty to Mitigate

The Party affected by an event of Force Majeure shall:

(a)	use all reasonable efforts to continue to perform the Services and any other obligations hereunder;
(b)	take all reasonable action to correct or cure the event or condition constituting the Force Majeure;
(c)	use all reasonable efforts to mitigate or limit the adverse effects of the event of Force Majeure and damages to the other Party; and
(d)	provide prompt notice to the other Party of the cessation of the event of Force Majeure.

Article 8

INDEMNIFICATION

8.1	Indemnification
(a)

Indemnification of MLP by Services Provider. Services Provider hereby agrees to defend, indemnify and hold harmless MLP and its respective partners and Subsidiaries and each of their respective officers, managers, directors, employees, representatives and agents (each, an “MLP Indemnified Party”) from and against any and all Claims to the extent arising out of, or relating to (i) Services Provider’s breach of any of express representation or warranty of Services Provider contained in this Agreement (ii) a breach of Services Provider’s express financial or administrative obligation under this Agreement (excluding, for purposes of clarity, land and Lease maintenance Services); and (iii) the gross negligence, willful misconduct or fraud of Services Provider; provided, however, that Services Provider shall have no obligation to defend, indemnify, hold harmless or release any MLP Indemnified Party from any Claims to the extent such Claims arise out of or are related to the gross negligence (whether sole, concurrent, active or passive), willful misconduct, fraud or any other legal fault, including strict liability, of any MLP Indemnified Parties or any Third Party.  Notwithstanding any other provision hereof, Services Provider shall in no circumstances be liable to MLP Indemnified Parties pursuant to clause (i) in this Section 8.1(a) in connection with this Agreement in excess of the aggregate amount actually received by Services Provider from MLP pursuant to Section 3.2 during the Term.

(b)

Indemnification of Services Provider by MLP. MLP hereby agrees to defend, indemnify and hold harmless Services Provider and its respective members, partners and Affiliates and each of their respective officers, managers, directors, employees, representatives and agents (each, a “Services Provider Indemnified Party”) from and against any and all Claims arising out of, in connection with, or relating to (i) MLP’s or its Affiliates’ breach of any representation or warranty under this Agreement or (ii) breach of MLP’s express financial or administrative obligations under this Agreement; and (iii) except to the extent that MLP is entitled to an indemnity pursuant to Section 8.1(a), all Claims in favor of any Third Party or any MLP Indemnified Party arising out of Services Provider’s performance and provision of the Services in accordance with this Agreement, including as a result of the negligence (whether sole, concurrent, active or passive) and any other legal fault, including strict liability, of any Services Provider Indemnified Parties, Services Provider or any Third Party; provided, however, that MLP will not be required to release or indemnify any Services Provider Indemnified Party from any Claims to the extent such Claims arise out of or are related to the gross negligence, willful misconduct or fraud of any Services Provider Indemnified Party.

8.2	Notification of Indemnification Obligation
(a)

For purposes of this Article 8 the term “Indemnifying Party”, when used in connection with particular Claims, shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Claims pursuant to this Article 8 and the term “Indemnified Party”, when used in connection with particular Claims, shall mean the Party or Parties having the right to be indemnified with respect to such Claims by another Party or Party pursuant to this Article 8

(b)

The Indemnified Party shall promptly notify the Indemnifying Party in writing of any claim, including a description of the claim in reasonable detail, and the Indemnifying Party shall have the right to assume the investigation and defense of the claim, including employing legal counsel.  If the Indemnifying Party does not promptly assume the investigation and defense of the claim, the Indemnified Party may do so, after providing written notice thereof to the Indemnifying Party, including employing legal counsel of its choice, at the Indemnifying Party’s expense.  In any case, the Indemnifying Party shall pay for or reimburse the Indemnified Party for all court costs, reasonable attorneys’ fees, experts’ fees and other reasonable costs resulting from the investigation or defense of any claims.  If the Indemnifying Party assumes the defense of a claim, the Indemnified Party shall have the right to employ, at its sole expense, separate legal counsel and participate in the defense of the claim; provided, however, that control over the process and authority to compromise such claim shall vest solely in the Indemnifying Party.

8.3	Waiver of Consequential Damages and Lost Profits

Notwithstanding anything to the contrary contained herein, neither MLP nor Services Provider nor any of their respective Affiliates or representatives, shall be entitled to consequential, special, incidental, indirect or punitive damages, lost profits constituting indirect damages or similar items in connection with this Agreement and the Services provided hereunder.  Services Provider and MLP, for themselves and on behalf of their respective Affiliates and representatives, hereby expressly waive any right to consequential, special, incidental, indirect or punitive damages, lost profits constituting indirect damages or similar items in connection with this Agreement and the transactions contemplated hereby.

8.4	Release of Directors

Contango and its Affiliates hereby forever, fully and irrevocably release and discharge each of the Resigning Directors and their respective executors, trustees, administrators, representatives, and assigns (the “Resigning Directors Released Parties”), from and against any and all Claims in each case related directly or indirectly to the ownership and/or operation of MLP and any predecessors thereto, or the assets, business, operations conduct, services or products of MLP and any predecessors thereto, related to any period of time before the Execution Date, whether arising from or relating in any way to such Resigning Director having served as a member of the board of directors of Mid-Con Energy GP, LLC or otherwise, which Contango and its Affiliates, as the case may be, can, shall or may have against any of the Resigning Directors Released Parties, whether known or unknown, and that now exist or may hereinafter accrue based on matters now known or unknown.

Article 9

REPRESENTATIONS AND WARRANTIES; OTHER COVENANTS AND RESPONSIBILITIES

9.1	Representations and Warranties of Services Provider

Services Provider represents and warrants to MLP as follows:

(a)

Services Provider is a corporation duly formed, validly existing and in good standing under the laws of the State of Texas and is duly qualified and/or licensed to the extent and as may be required by applicable Law, and in good standing in the State of Oklahoma.

(b)

Services Provider has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement. This Agreement is legal, valid and binding with respect to Services Provider and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

(c)

Services Provider has, or before commencing activities in any state or other jurisdiction will have, all requisite power, approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits of all Governmental Authorities of such state or other jurisdiction required for Services Provider to provide the Services in such jurisdiction; each of the foregoing is or will be in full force and effect and has been duly and validly issued; and at the time Services are performed, Services Provider will be in compliance (and will cause its Affiliates to be in compliance) in all material respects with all terms and conditions of each of the foregoing.

(d)

No permit, consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or Third Party is required in connection with the execution, delivery or performance by Services Provider of this Agreement or to consummate any transactions contemplated hereby.

9.2	Representations and Warranties of MLP

MLP represents and warrants to Services Provider as follows:

(a)

MLP is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and/or licensed to the extent and as may be required by applicable Law, and in good standing in the State of Delaware.

(b)

MLP has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement. This Agreement is legal, valid and binding with respect to MLP and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

(c)

MLP has, or before commencing activities in any state or other jurisdiction will have, all requisite power, approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits of all Governmental Authorities of such state or other jurisdiction required for MLP to commence such activities in such jurisdiction; each of the foregoing is or will be in full force and effect and has been duly and validly issued.

(d)

No permit, consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or Third Party is required in connection with the execution, delivery or performance by MLP of this Agreement or to consummate any transactions contemplated hereby.

9.3	Responsibilities of MLP
(a)

MLP is sophisticated in the ownership and evaluation of oil and gas properties, and it shall exercise its own independent analysis and evaluation of operations as may be proposed by Services Provider. MLP has access to and, as necessary, shall seek the advice of its own legal, tax, economic, insurance, environmental, engineering, geological and geophysical advisors.

(b)

MLP hereby designates and appoints Services Provider as its true and lawful agent and attorney-in-fact with full power and authority, for and on behalf of and in the name of MLP, for the sole and exclusive purpose of (i) executing, acknowledging and delivering all such division orders, transfer orders, certificates and other documents as may from time to time, be necessary or proper in performing the Marketing Services hereunder and (ii) extending or renewing any of the Leases for an amount less than (x) $25,000, individually, and (y) $100,000 in the aggregate in any 30 day period, in each case, in accordance with (and subject to the restrictions contained in) this Agreement and performance of the Services.  The foregoing designation and appoint may be revoked at any time by MLP upon written notice to Services Provider.

9.4	Responsibilities of Services Provider

Each Party shall keep and maintain, for and on behalf of such Party, proper and complete books and records of its own accounts, taxes and financial information to the extent pertaining to the Services performed under this Agreement.  MLP shall have the right to (1) reasonably consult from time to time with the independent accountants and advisors of Services Provider and its Affiliates regarding the Services; (2) reasonably consult from time to time at reasonable times and following reasonable notice, with management of Services Provider at their respective places of business regarding operating and financial matters, so long as such consultation does not unreasonably interfere with the operation of the business of Services Provider, for the purposes of understanding and monitoring the business and financial soundness of Services Provider and its Affiliates; and (3) reasonably consult with any other personnel of Services Provider or its Affiliates; provided, in each case (1) through (3) immediately above, that (y) MLP shall provide reasonable advance written notice thereof to Services Provider and (z) Services Provider shall be provided an opportunity to participate in all meetings and calls relating thereto and shall be copied on all correspondence and other written material relating thereto. MLP acknowledges and agrees that Services Provider shall not have any obligation to prepare on behalf of MLP or file any financial statement, report or filing that MLP or any of its Affiliates or Subsidiaries is obligated to file or report under any Law, rule or regulation, including the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, with respect to its business generally or the Services provided hereunder, or respond to any inquiries by any Governmental Authority or other applicable regulatory authority in connection with any financial statement, report or filing; provided, however, Services Provider shall assist MLP in the preparation of such filings as part of the Services provided hereunder.

Article 10

MISCELLANEOUS

10.1	Entire Agreement

This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, by the Parties with respect to the subject matter hereof that are not fully expressed in this Agreement.

10.2	Amendment; Waiver

This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought; provided, however, that MLP may not, without the prior approval of the Conflicts Committee, agree to any amendment, modification or waiver of any provision of this Agreement that, in the reasonable discretion of the General Partner, (i) would have a material adverse effect on the holders of Common Units or (ii) would materially limit or impair the rights or reduce the obligations of Parties under this Agreement. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

10.3	Disclaimer of Warranties

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, Services Provider SPECIFICALLY DISCLAIMs ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, (A) RELATING TO THE performance of the SERVICES, INCLUDING ANY WARRANTIES OF MERCHANTABILITY or fitness for a particular purpose OR RESULT, (b) relating to the results to be obtained from the services, and (c) that the services are error-free or non-interruptible.  Services Provider is providing the services under this agreement on an “as is” condition and on a “where is” and “with all faults” basis without any warranty whatsoever, legal or conventional.

10.4	Notices

All notices, requests, demands or other communications provided for hereunder shall be in writing.  Notices may be given by personal delivery, by overnight courier, by email, or by certified or registered United Sates mail, return receipt requested.  Except as otherwise expressly provided herein, notice shall be deemed to have been given (a) if by personal delivery, on the date of delivery; (b) if by overnight courier, on the date of delivery by a reputable commercial overnight courier; (c) if by email, on the date that the email is received by the recipient thereof; and (d) if by certified or registered United States Mail, on the date of delivery.  Notices shall be sent to the intended recipient at the addresses set forth below:

To MLP: Mid-Con Energy Partners, LP

Attn:

2431 E. 61st Street, Suite 850

Tulsa, OK 74136

Email:

With a copy to:Sidley Austin LLP

Attention: William J. Cooper

wcooper@sidley.com

To Services Provider: Contango Resources, Inc.

717 Texas Ave., Suite 2900

Houston, Texas 77002

Attn: Wilkie S. Colyer, Jr.

Email:wcolyer@contango.com

With a copy to:Haynes and Boone, LLP

1221 McKinney Street, Suite 4000

Houston, Texas 77010

Attn:Austin Elam

Chris Reagen

Email: austin.elam@haynesboone.com

chris.reagen@haynesboone.com

or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies to outside counsel are for convenience only and the provision of a copy to outside counsel does not constitute notice or alter the effectiveness of any notice, request, instruction or other communication otherwise made or given in accordance with this Section 10.4.

10.5	Assignment; No Third-Party Beneficiaries

This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as provided in Section 8.4, nothing in this Agreement will create or be deemed to create any third-party beneficiary rights in any Person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either MLP or Services Provider (by operation of law or otherwise) without the prior written consent of the other Party and any attempted assignment without the required consents will be void.  No assignment or delegation of any obligations hereunder will relieve the Parties of any such obligations.  Upon any such permitted assignment, the references in this Agreement to MLP or Services Provider will also apply to any such assignee unless the context otherwise requires.

10.6	Governing Law

This Agreement, and any instrument or agreement required hereunder (to the extent not expressly provided for therein), shall be governed by and construed in accordance with the Laws of the State of Texas, without reference to conflicts of laws rules or principles that might refer construction to the laws of another jurisdiction.

10.7	Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.
(a)

Each Party irrevocably consents and agrees that any action, proceeding, or other litigation by or against the other Party or any other Person with respect to any claim or cause of action based upon or arising out of or related to this Agreement or the Services contemplated hereby, shall be brought and tried exclusively in the federal or state courts located in Harris County, Texas, and any such legal action or proceeding may be removed to the aforesaid courts.  By execution and delivery of the Agreement, each Party irrevocably submits to the exclusive jurisdiction of such courts and hereby submits to the jurisdiction of such courts, and waives (a) any objection which it may now or hereafter have to the laying of venue with respect any such action, proceeding, or litigation arising out of or in connection with this Agreement or the Services contemplated hereby brought in the aforesaid courts, and (b) any right to stay or dismiss any such action, proceeding, or litigation brought before the aforesaid courts on the basis of forum non-conveniens.  Each Party further agrees that personal jurisdiction over it may be affected by service of process by certified mail, postage prepaid, addressed as provided in Section 10.4 of this Agreement.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which either Party may now or hereafter have to the laying of venue of any such action or proceeding brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)

Each of the Parties hereby consents to process being served by any other Party in any action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.4; provided, however, that such service will not be effective until the actual receipt thereof by the Party being served.

(c)

Each Party to this Agreement waives any right to trial by jury in any action or proceeding in respect of any claim arising out of or relating to this Agreement or the relationship of the Parties hereunder.

10.8	Severability

In the event any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be deemed severed from the remainder of this Agreement and replaced with a valid and enforceable provision as similar in intent as reasonably possible to the provision so severed and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

10.9	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. This Agreement may be executed and delivered by facsimile, or by email in portable document format (.pdf) and delivery of the executed signature page by such method will be deemed to have the same effect as if the original signature had been delivered to other the Parties.

10.10	Timing

All dates and times specified in this Agreement are of the essence and shall be strictly enforced.  Except as otherwise specifically provided in this Agreement, all actions that occur after the 5:00 p.m. local time on a given day shall be deemed for purposes of this Agreement to have occurred at 9:00 a.m. on the following day.  In the event that the last day for the exercise of any right or the discharge of any duty under this

Agreement would otherwise be a day that is not a Business Day, the period for exercising the right or discharging such duty shall be extended until the 5:00 p.m. local time on the next succeeding Business Day.

10.11	Fulfillment of Obligations

Any obligation of either Party to the other Party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the Execution Date.

MID-CON ENERGY PARTNERS, LP, a Delaware limited partnership
By:	/s/ Charles L. McLawhorn, III
Charles L. McLawhorn, III
Vice President, General Counsel and Secretary

CONTANGO RESOURCES, INC., a Texas corporation
By:	/s/ Wilkie S. Colyer, Jr.
Wilkie S. Colyer, Jr.
President and CEO

[Signature Page to Management Services Agreement]

Exhibit A

SERVICES SCHEDULE

The “Services” to be provided by Services Provider in accordance with the terms and conditions of the Agreement shall include with following functions with respect to Services Provider; provided, however, that, notwithstanding the following descriptions or any other provisions hereof, (i) the Services shall not be deemed to include any services provided by Services Provider pursuant to the terms of the Operating Agreements and (ii) to the extent MLP, Services Provider or their respective Affiliates hire employees of Services Provider or its Affiliates, the Services (and corresponding Service Charges) shall be reduced by the Services that such hired employees would have performed had they remained employees of Services Provider or its Affiliates.  Subject to the foregoing, Services Provider shall:

Function	Description of Service
Management

Administer and manage the Properties and advise MLP concerning operation, maintenance, administration, management, exploration, development, production, and marketing with respect to the Properties.  Services Provider shall provide the following services in respect of the management of the Properties as may be requested by MLP: (a) recommending to MLP and, at MLP’s direction, taking actions determined to be necessary to cause MLP to satisfy its obligations under applicable Law and permits and any applicable development plan, (b) making recommendations relating to the development or improvement of MLP’s operations and maintenance (including major maintenance) of its Properties, (c) the management and administration of any existing Contracts and liaising with any Affiliate or Third Party that is party to a material Contract with MLP and (d) complying with the agreements to which Services Provider is a party with respect to the Properties.  Subject to the limitations contained in this Agreement and as otherwise instructed at any time and from time-to-time by MLP, Services Provider shall act as operator of the operated Properties, and shall act on MLP’s behalf as a non-operator of the non-operated Properties.

Compliance with Existing Development Plans

Carry out or maintain any reasonable development plans as mutually agreed to by the Parties with respect to the Properties, in accordance with any existing budgets and approvals or authorizations required under the Agreement with respect to such development plans, by assisting MLP with (i) entering into Contracts and other obligations in accordance with the applicable development plans and any other contract as approved by MLP; (ii) making expenditures for supplies, materials, tools and equipment and contracting for services associated with the Properties and in accordance with the applicable development plan and budget; (iii) contracting for all services associated with title review, obtaining environmental and other permits, surface preparation and the drilling, completion and physical operation of the Properties, in each case, in accordance with the applicable development plan and budget; and (iv) performing all actions necessary or appropriate to develop, engineer, manage, supervise, operate, maintain and repair the Properties, in each case, in accordance with any applicable development plan and budget.

[Exhibit A to Management Services Agreement]

Liens	Assist MLP in keeping the Properties free and clear of all liens and encumbrances.
Lease Maintenance

Use best efforts to administer and maintain all Leases and shall use best efforts to notify MLP not later than ninety (90) days before the scheduled expiration of any Lease, that is not maintained in effect by production or otherwise, and that will expire absent either payment of the next ensuing delay rental (or advance royalty) payment or commencement of operations or other lease maintenance activities and provide a recommendation with respect to what lease maintenance activities should be utilized.  Services Provider shall carry out MLP’s instructions, if any, with respect thereto.  Unless MLP otherwise directs Services Provider within thirty (30) days of receipt of such notification from Services Provider, Services Provider shall implement its original recommendation with respect to such lease maintenance activities with respect to the Leases and Properties.

Identify, pay and appropriately invoice in accordance with Section 3.2, all rentals, shut-in payments and other payments required by the Leases or Contracts relating to the Properties including, without limitation, lease settlement, shut-in royalties, minimum royalties, payments in lieu of production, royalties, overriding royalties, production payments, net profit payments and all other burdens that are associated with the ownership and operation of the Properties.

Recommendations

On any matter proposed by any Affiliate or Third Party under any Operating Agreement or otherwise requiring the expenditure, net to MLP’s interest in the Properties, of an amount in excess of $50,000, and requiring MLP’s consent, approval, participation, or election pursuant to an Operating Agreement, promptly following receipt by Services Provider, furnish MLP with (a) a copy of such proposal, together with all authorizations for expenditure and other supporting material, and (b) a statement of Services Provider’s recommendation on such matter.  Services Provider shall follow MLP’s direction with respect to any such decision.

Routine Operations	Act for and on behalf of MLP with respect to routine day-to-day administration and management of the Properties.
Technical Advice

Upon request, furnish qualified geologists, geophysicists, and petroleum engineers currently on Services Provider’s or its Affiliates’ staff, or Third Party consultants, to evaluate and analyze the results of any drilling, testing, logging, or other operations on any lands constituting part of the Properties or pooled, unitized, or communitized with such land, advise MLP with respect thereto, and recommend for or against other operations based thereon.  MLP, in its reasonable discretion, shall have the right to designate certain technical consultants to work at Services Provider’s office.

[Exhibit A to Management Services Agreement]

Regulatory Compliance

Prepare, apply for, submit, file, receive, hold, use, abandon, and/or relinquish, as appropriate, all routine, non-tax registrations, permits, reports, statements, certificates, applications, and filings with Governmental Authorities and other persons that are contemplated by, or are required in connection with, the activities described in the development plan and budget or are required by applicable Law in connection with the Properties, including, without limitation, drilling permits, and production reports.  In the case of any of the foregoing activities that must be performed by MLP directly, Services Provider shall notify MLP of such obligation and assist MLP in such performance.

Marketing

Upon the request of MLP and in accordance with the duties and obligations set forth in Section 6.1, assist MLP in producing, treating, storing, transporting, and marketing production attributable to any Property, and collecting the proceeds thereof, including balancing receivables; solicit, negotiate, and receive offers to purchase such production; recommend acceptance or rejection of such offers; furnish to MLP following receipt by Services Provider proposed purchase contracts and division or transfer orders for execution; recommend actions with respect to production, treatment, storage, and transportation of such production; and carry out MLP’s instructions with respect to the foregoing.

Contracts

In each case, in accordance with the terms and conditions of this Agreement, including the limitations set forth in Section 2.3, (i) negotiate, execute, modify, administer, and extend, on behalf of MLP, and causing MLP to enter into, Contracts;  and (ii) maintain, materially comply with (to the extent within the control of Services Provider) and enforce (subject to obtaining MLP’s approval prior to instigating any suit or proceeding on behalf of MLP) on behalf of MLP, all Contracts that (1) are entered into by MLP at Services Provider’s direction or otherwise, if such Contract has been provided to Services Provider, and (2) relate to the Properties or to Services Provider’s fulfillment of its obligations under Section 2.1.

Cessation of Production

Notify MLP promptly when, in Services Provider’s opinion, any Well, including a new Well, located on the Properties, or lands pooled or unitized therewith, has ceased producing in paying quantities or appears likely to cease producing in paying quantities (to the extent possible) within ninety (90) days, and recommend to MLP whether, in Services Provider’s opinion, it is in MLP’s best interests that any action should be taken with respect thereto (including, without limitation, the drilling of any new well, or the reworking, deepening, recompletion, or sidetracking of the existing well, shutting in or plug and abandon), and carry out the instructions of MLP with respect thereto.

[Exhibit A to Management Services Agreement]

Joint Account

Upon receipt by Services Provider and consistent with prudent industry practices, review for accuracy all invoices, statements, charges against, credits to, and other matters relating to the joint account under applicable accounting procedures pertaining to the Properties; advise and assist MLP in connection therewith; and handle and investigate any audits, claims, demands, and other matters arising with respect to any such joint account.

Maintenance of Records, Etc.

Preserve, protect, and maintain books and records in accordance with best industry practice and Section 9.4 of the Agreement; promptly and routinely enter and/or deposit in the records all documents, billings, invoices, statements, receipts, logs, tank tables, daily gauge and run tickets, logs, seismological sections, correspondence, interpretations, reserve reports and other reports, and other data, information, and instruments in any way relating to the Properties as they are received by or become available to Services Provider; on request by MLP, prepare and deliver to MLP copies of all or any information, data, or materials in the records and pertaining to the Properties; on expiration or termination of this Agreement, deliver to MLP at Services Provider’s sole expense the original books and records.   For the avoidance of doubt, such books and records shall also include (a) copies of all logs and surveys furnished by the operators of the Properties; (b) regular drilling, workover or similar operations reports furnished by the operators of Properties; (c) copies of all plugging reports; (d) copies of all geological and geophysical maps and reports; (e) well tests, completion and similar operations reports furnished by the operator(s) of the Properties; (f) if prepared, engineering studies, development schedules and annual progress reports on development projects; (g) field and well performance reports, including reservoir studies and reserve estimates; (h) Lease documents, contracts, agreements, title instruments and title files; and (i) such additional information as request would be maintained by a Reasonable and Prudent Services Provider.

Information

Use its best efforts to inform MLP regularly about the status of all undertakings under this Agreement; furnish to MLP any data, maps, records, files, and other information as MLP may from time to time reasonably request with respect to the Properties; on reasonable advance notice, make available the employees, subcontractors or agents of Services Provider to consult with MLP or MLP’s employees, agents or representatives in periodic meetings or otherwise; and, on request, prepare and deliver to MLP such financial, technical, or other reports pertaining to the Properties as MLP may reasonably request, including, without limitation, well-by-well reports of production, provided such information is available to Services Provider.

Division and Transfer Orders

Prepare for MLP’s signature all division orders and transfer orders and provide assistance in processing any of the same necessary to implement the disbursement of gross revenues as provided in this Agreement.  Upon receipt of executed division orders, Services Provider shall deliver such orders to the appropriate Person distributing proceeds of production, and shall perform whatever additional acts are necessary to transfer title.

Funds and Funds Management

Supervise all disbursements from, and to the extent of the availability of, funds received on behalf of or provided by MLP necessary to pay its debts and obligations with respect to operations and production and assist MLP with depositing, withdrawing and maintaining funds provided by MLP or its members, in banks, savings and loan associations or other financial institutions.

[Exhibit A to Management Services Agreement]

Tax and Accounting Services

Services Provider shall cooperate with MLP with respect to (a) any financial and tax reporting and cash management services, (b) MLP’s compliance with its debt and financing documents, (c) providing information solely within the control of Services Provider and necessary for MLP to prepare or file audited financials with respect to the Properties and the business of MLP, (d) assisting with the preparation of any financial statement, report or filing that MLP or any of its Subsidiaries is obligated to prepare or report under each such Person’s organizing documents, under any Law, rule or regulation, including the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, and (e) providing such other accounting services to MLP as agreed to by the Parties.

Safety

Take all customary measures consistent with the standards set forth in Section 2.2 for the protection of life, health, the environment and property in the case of an emergency.  Services Provider shall maintain written health, safety and environmental policies, programs and systems covering operation of the Properties that conform in all material respects with applicable industry standards, a copy of which will be provided MLP.

Supervision	Provide supervisory services for MLP or MLP’s contractors and operators in connection with the operation of MLP’s business and the ownership and operation the Properties.
IT Services

Maintain information technology that is reasonably necessary to perform the Services including (a) the management and maintenance of computer networks and databases and technology systems associated with the Properties and related financial records and (b) the development and implementation of security policies and systems for the computer databases and technology systems holding the data of MLP.

Technical Evaluation

Provide technical, geological, petroleum engineering and related evaluations that are necessary or appropriate to perform the Service and to evaluate proposed acquisitions of oil and gas properties by MLP.

Releases	After providing written notice to MLP, report any spill or environmental release to the appropriate state or federal regulatory agencies as required by Law.
Transition Matters

Provide certain services reasonably sufficient to enable MLP (or its designee) to establish operations and assume the functions included within the “Services,” including assisting MLP in modifying automated control equipment to allow MLP (or its designee) to operate the Properties in a manner consistent with their current operations.

Other Duties	Upon approval of MLP, do such other acts as are necessary or useful in carrying out the duties set forth above or enumerated by any provision of this Agreement.

[Exhibit A to Management Services Agreement]

Exhibit B

REPORTS

To the extent not prepared by Services Provider or any of its Affiliates or Subsidiaries and provided to MLP or any of its Subsidiaries under the TSA, and commencing from and after the Termination Effective Date (as defined in the TSA), Services Provider shall provide to MLP:

•	Lease operating statements for the previous Month, including a consolidated lease operating statement for all operations.
•	Monthly cash forecast (3 months).
•

Monthly financial and operating reports to MLP in respect of the most recently ended Month in a form requested and as may be required by MLP. Services Provider shall prepare and submit to MLP a monthly management report in respect of the most recently ended Month with such information as MLP may request, as well as any other information (without regard to whether relating to such Month) that MLP may request. MLP and/or any representatives designated by MLP may at any time during normal business hours, upon three (3) Business Days’ advance notice, examine and/or make and retain copies of said records.  With each Month’s financial and operating reports, Services Provider shall also provide evidence of all payments made during such month, including evidence of all royalty payments.

•

A drilling status report for the previous Month, including for each Well: township, section and range; the spud date, online and completion dates; the target formation; and completed lateral length; and a comparison between AFEs issues for such Well and the actual costs of such Well.

•

Copies of any correspondence between Services Provider and any Governmental Authority with respect to the ownership, operation or use of the Properties, including copies of all material reports provided by or to any Governmental Authority.

•	All plugging and abandonment reports.
•

Assist MLP with the preparation of any and all reports or information required under MLP’s organizing documents including the preparation of, any financial statement or report that MLP or any of its Affiliates or Subsidiaries is obligated to prepare or report under any such Person’s organizing documents, under any Law, rule or regulation, including the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended.

[Exhibit B to Management Services Agreement]